Exhibit 10.1

December 18, 2009

Board of Directors

GT Solar International, Inc.

243 Daniel Webster Highway

Merrimack, NH  03054

Subject:  Resignation

Dear Board Members:

This letter shall serve as confirmation that I hereby resign from my position as a Director of GT Solar International, Inc.  This resignation shall become effective upon its acceptance by the Board of Directors of GT Solar International, Inc.

Sincerely,

/s/ Richard K. Landers
Richard K. Landers